As Filed with the Securities and Exchange Commission on
May 13, 1996


                                        Registration No. 333-





                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549




                               FORM S-8

                        REGISTRATION STATEMENT

                                under

                      The Securities Act of 1933




                          EATON CORPORATION
          (Exact name of issuer as specified in its charter)

              Ohio                              34-0196300
    (State of Incorporation)       (IRS Employer Identification No.)

                 Eaton Center, Cleveland, Ohio 44114
               (Address of principal executive offices)




         EATON CORPORATION SHARE PURCHASE AND INVESTMENT PLAN

                         (Full Title of Plan)



                      E. R. Franklin, Secretary
                 Eaton Center, Cleveland, Ohio 44114
               (Name and address of agent for service)

                Telephone number, including area code,
                of agent for service:  (216) 523-4103

Continuation of facing page


                   CALCULATION OF REGISTRATION FEE



                              Proposed     Proposed
 Title of                     Maximum      Maximum
 Securities       Amount      Offering     Aggregate     Amount of
 to be            to be       Price        Offering     Registration
 Registered       Registered  Per Share    Price(1)          Fee


 Common Shares
 with a par value
 of $.50 each     5,000,000   N/A        $299,375,000   $103,232.75

 Plan
 Participations(2)                       Indeterminate     N/A         N/A




 (1) Estimated solely for the purpose of calculating the registration fee using the average of the high and low prices on the New York Stock Exchange list of composite transactions of $59.875 per share on May 6, 1996.

 (2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, the registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                               PART II
          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


 Item 3. Incorporation of Documents by Reference

    The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

 (a) The Company's annual report on Form 10-K for the year ended December 31, 1995.

 (b) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996.

 (c) The Company's report on Form 11-K dated June 23, 1995 for the Eaton Corporation Share Purchase and Investment Plan for the year ended December 31, 1994.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.


 Item 4. Description of Securities.

         Not applicable.


 Item 5. Interests of Named Experts and Counsel.

    G. L. Gherlein, Esq., who has passed on the legality of the Eaton Common Shares covered by this Registration Statement, is Executive Vice President and General Counsel of the Company.


 Item 6. Indemnification of Directors and Officers.

    Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as Eaton, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of Eaton and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV,
 Section 2 of Eaton's Amended Regulations. Under the Amended Regulations, Eaton shall indemnify any director, officer or other specified person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and Eaton's Amended Regulations referred to herein.

    The Company has entered into Indemnification Agreements with all of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on April 27, 1988 (the date of the Agreements), and to establish and maintain an escrow account of up to $10 million to fund the Company's obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

    Eaton also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which claims may be in addition to those described in Section 2 of Article IV of the Amended
 Regulations.

    Also, Section 12.5 of the Plan provides that each member of the Committee and Investment Committee, consisting of officers of the Company, and other employees, shall be indemnified by the Company against all liabilities arising out of his or her service on such Committees or any act or failure to act in good faith with respect to the Plan.

 Item 7. Exemption from Registration Claimed.

         Not applicable.


 Item 8. Exhibits

         See Exhibit Index at page S-7.


 Item 9. Undertakings

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section
     10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                        *   *   *   *   *   *


    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

    The Registrant -- Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this or her Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 10th day of May, 1996.

                                      EATON CORPORATION


                                      By  /s/ G. L. Gherlein
                                         G. L. Gherlein
                                         Executive Vice President
                                         and General Counsel

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


              Name                     Title

          *                Chairman and Chief Executive
   Stephen R. Hardis       Officer; Principal Executive
                                  Officer; Director

          *                President and Chief Operating
   Alexander M. Cutler     Officer; Director


          *                Vice President and Chief
   Adrian T. Dillon        Financial and Planning
                           Officer; Principal Financial
                           Officer

          *                Vice President - Accounting;
   Ronald L. Leach         Principal Accounting Officer

          *                Director
   Neil A. Armstrong

          *                Director
   Phyllis B. Davis

          *                Director
   Ernie Green

          *                Director
   Charles E. Hugel

          *                Director
   John R. Miller

          *                Director
   Furman C. Moseley

          *                Director
   Victor A. Pelson

          *                Director
   A. William Reynolds

          *                Director
   Gary L. Tooker







*By        /s/ DAVID M. O'LOUGHLIN                      May 10, 1996
     David M. O'Loughlin, Attorney-in-Fact
     for the Officers and Directors
     Signing in the capacities indicated

                          PLAN SIGNATURE


         The Plan - Pursuant to the requirements of the Securities Act of 1933, the Eaton Corporation Share Purchase and Investment Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, Ohio, on the 10th day of May, 1996.




                           EATON CORPORATION SHARE PURCHASE
                           AND INVESTMENT PLAN



                           By   /s/ S. J. Cook
                               S. J. Cook, Chairperson
                               of the Corporate Compensation
                               Committee

                          EXHIBIT INDEX

Exhibit
Number             Description of Exhibit


   4(a)   Amended Articles of Incorporation of Eaton
          Corporation filed as Exhibit 3(i) to Form 8-K report dated May 19, 1994 and incorporated herein by reference.

   4(b)   Amended Regulations of Eaton Corporation filed as
          Exhibit (a)(3)(a) to Form 10-K report for the year ended December 31, 1994 and incorporated herein by reference.

   5 Opinion of G. L. Gherlein, Executive Vice President and General Counsel, as to the validity of the Common
          Shares registered.

  23(a)   Consent of Ernst & Young LLP.

  23(b) Consent of G. L. Gherlein, Executive Vice President and General Counsel of Eaton Corporation, is contained in his opinion filed as Exhibit 5 to this Registration Statement.

  24      Power of Attorney.



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